Exhibit 5
V:\law\atty\jok4925\DOCS\s-8OPINIONLETTER.DOC

July 13, 2000




Humana Inc.
500 West Main Street
Louisville, KY  40202

Form S-8 Registration Statement

Ladies and Gentlemen:

I am Vice President and Associate General Counsel for Humana Inc., a Delaware Corporation (the "Company"), and have been involved with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate of 5,000,000 shares of the common stock, par value $0.16 2/3 per share (the "Shares") to be issued in connection with the Company's Restricted Stock Plan for Employees and the Restricted Stock Plan for Officers & Directors ( collectively the "Plans").

I have examined and am familiar with the Restated
Certificate of Incorporation and Restated By-Laws of the Company and the various corporate records and proceedings related to the organization of the Company and the proposed issuance of Shares. I have also examined such other documents as I have considered necessary for the purpose of this opinion.

Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/  Kathleen Pellegrino

Kathleen Pellegrino
Vice President and Associate General Counsel